Exhibit 99.1

Human Genome Sciences Reports Third Quarter 2003 Financial Results

ROCKVILLE, Md., Oct. 28 /PRNewswire-FirstCall/ -- Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the three-month and nine-month periods ended September 30, 2003.

The Company’s net loss for the quarter was $47.7 million, or $0.37 per share. This compares to the pro forma net loss for the same period of the previous year of $42.9 million, or $0.33 per share.

The Company’s pro forma net loss for the year-earlier period excludes a one-time, non-cash charge of $32.2 million, or $0.25 per share, related to a write-down of the value of common shares purchased from Cambridge Antibody Technology plc in February 2000, under a previous antibody collaboration agreement.

The Company’s net loss for the quarter ended September 30, 2003 of $47.7 million, or $0.37 per share, compares to the net loss, in conformity with Generally Accepted Accounting Principles (GAAP), of $75.1 million, or $0.58 per share, for the quarter ended September 30, 2002, which includes the one- time, non-cash charge noted above.

The Company reported revenue of $1.2 million for the quarter ended September 30, 2003. This compares to revenue of $1.6 million for the same period of the previous year.

The Company’s net loss for the nine-month period ended September 30, 2003 of $136.4 million, or $1.06 per share, compares to the pro forma net loss for the same period of the previous year of $127.7 million, or $0.99 per share, which excludes the one-time, non-cash charge of $32.2 million, or $0.25 per share, noted above.

The Company’s net loss for the nine-month period ended September 30, 2003 of $136.4 million, or $1.06 per share, compares with the net loss, in conformity with GAAP, of $159.9 million, or $1.24 per share, for the year- earlier period, which includes a one-time, non-cash charge, noted above.

The Company reported revenue of $3.5 million for the nine-month period ended September 30, 2003. This compares with revenue of $2.9 million for the same period of the previous year. Revenue for the current nine-month period includes: (1) recognition of revenue related to a previously announced March 1998 gene therapy collaboration agreement with Transgene; (2) a clinical development milestone payment received from GlaxoSmithKline related to initiation of a Phase 1 clinical trial of 659032, a small-molecule inhibitor of lipoprotein-associated phospholipase A2 (Lp-PLA2), for the treatment of cardiovascular disease; (3) a payment received from Genentech, Inc. in connection with a license agreement announced in August under which Genentech acquired certain rights to develop and commercialize products based on a human gene discovered by Human Genome Sciences; and (4) a clinical development milestone payment received from MedImmune, related to the initiation by GlaxoSmithKline of clinical trials of a vaccine against Streptococcus pneumoniae. Revenue for the year-earlier period includes: (1) recognition of revenue related to the Transgene agreement noted above, and (2) a clinical development milestone payment received from GlaxoSmithKline in recognition of initiation of a Phase 1 clinical trial of a cathepsin K inhibitor, 462795, for potential use in the treatment of patients with osteoporosis.

     Total costs and expenses increased slightly during the quarter ended September 30, 2003 as compared to the year-earlier period. Total costs and expenses for the nine-month period were lower than those of the year-earlier period primarily due to lower patent and general and administrative costs.

     The Company’s net loss decreased for the current three-month and nine- month periods as compared to the year-earlier periods principally due to the year-earlier one-time, non-cash charge of $32.2 million, or $0.25 per share, noted above, which was offset partially by a reduction in interest income.

At September 30, 2003, cash and short-term investments totaled $1.32 billion, including $266.1 million of restricted investments. This compares to $1.49 billion, including $205.4 million of restricted investments at December 31, 2002. The increase in restricted investments is related to lease financing arrangements for the Company’s corporate and research and development facilities.

As of September 30, 2003, there were approximately 129.2 million shares of Human Genome Sciences common stock outstanding.

William A. Haseltine, Ph.D., Chairman and Chief Executive Officer, said, “The year 2003 continues to be one of significant accomplishment for our products in clinical development. During the third quarter, we entered LymphoStat-B into Phase 2 clinical trials for the treatment of lupus, and initiated clinical development of a TRAIL-R2 agonistic human monoclonal antibody for the treatment of cancer. We also received a Fast Track Product designation for the development of ABthrax, our novel drug for the prevention and treatment of anthrax infection. In addition, we have reported significant research and clinical development progress for a number of our other products. We continue our strategic focus on cancer and immunology.”

Steven C. Mayer, Senior Vice President and Chief Financial Officer, said, “We continue to benefit strategically from our strong balance sheet and substantial cash reserves, which we believe are sufficient to cover our operating expenses over the next several years. We will continue to focus on controlling our expenses and conserving cash, while at the same time making the necessary investments to support the progress of our drugs in clinical and preclinical development.”

HIGHLIGHTS OF THE QUARTER

PRODUCTS

Human Genome Sciences provided the following update on five products in its clinical development pipeline:

LymphoStat-B(TM): Human Genome Sciences has initiated a Phase 2 double- blind, placebo-controlled clinical trial to evaluate the safety, optimal dosing, and preliminary efficacy of LymphoStat-B for the treatment of systemic lupus erythematosus. LymphoStat-B is a human monoclonal antibody that specifically recognizes and inhibits the biological activity of B-lymphocyte stimulator, or BLyS. At the 67th Annual Meeting of the American College of Rheumatology and Association of Rheumatology Health Professionals, which concludes today in Orlando, final data were presented from a Phase 1 clinical trial of LymphoStat-B in patients with systemic lupus erythematosus (see separate press release distributed earlier today). The Phase 1 results, as expected based on preclinical research, show that LymphoStat-B is well tolerated and significantly reduces the levels of circulating B cells (CD-20), the precursor cells to those that produce the body’s normal and abnormal antibodies. Significant reductions in anti-dsDNA (double-stranded DNA) autoantibody levels also were observed in some LymphoStat-B treatment cohorts. In addition, collaborating investigators presented interim results of a prospective study designed to evaluate the correlation between BLyS levels and disease activity in patients with lupus. The interim results demonstrate a significant correlation of elevated levels of BLyS with lupus disease activity and provide further evidence of the potential contributory role of BLyS levels in lupus.

Albuferon(TM): Interim results of ongoing Phase 1/2 clinical studies of Albuferon, the Company’s long-acting form of recombinant interferon alpha, were presented at the 54th Annual Meeting of the American Association for the Study of Liver Diseases (AASLD), which concludes today in Boston (see separate press release distributed earlier today). Human Genome Sciences is developing Albuferon as a treatment for chronic hepatitis C. As expected based on preclinical and previously disclosed interim clinical results, data continue to demonstrate that Albuferon is well tolerated, has a prolonged half-life, and is biologically active in adults with chronic hepatitis C. In addition, no patient has developed a detectable anti-Albuferon immune response.

TRAIL-R2 mAb: The Company is currently enrolling patients with advanced tumors into a Phase 1 open-label, dose-escalating clinical trial of an agonistic human monoclonal antibody to TRAIL Receptor-2. The study is being conducted in the United Kingdom to evaluate the drug’s safety and pharmacology.

ABthrax(TM): ABthrax, a novel drug for the prevention and treatment of anthrax infections, has received a Fast Track Product designation from the U.S. Food and Drug Administration (FDA). ABthrax is a human monoclonal antibody that blocks the binding to cell surfaces of Bacillus anthracis protective antigen, the key facilitator of anthrax infection, thereby preventing the anthrax toxins from entering and killing the cells. As previously reported, a single dose of ABthrax administered prior to spore challenge increases survival significantly in both rabbit and nonhuman primate models of inhalational anthrax. Results from a more recent study in a rabbit model of inhalational anthrax demonstrate that a single dose of ABthrax also increases survival significantly when the dose is administered at different time points following spore challenge, suggesting that the drug may have the potential to protect against anthrax infection when administered either prior to or after infection. Human Genome Sciences is currently conducting a Phase 1 placebo-controlled, dose-escalation clinical trial to evaluate the safety, tolerability and pharmacokinetics of ABthrax in healthy adult volunteers.

BLyS(TM): A Phase 1 clinical trial to evaluate the safety and pharmacology of BLyS in patients with an immune disorder called immunoglobulin-A (IgA) deficiency was completed during the quarter. The primary endpoint of the open-label, dose-escalation study was safety. Pharmacokinetics, immunogenicity, and the effects of BLyS on peripheral B cell representation and serum immunoglobulin-A concentration also were evaluated. Results demonstrate that BLyS is safe and well tolerated. There were no drug- related serious adverse events or discontinuations. BLyS is a novel protein discovered by Human Genome Sciences that is required for B cells to mature into plasma B cells, which produce both normal and abnormal antibodies.

PARTNERSHIPS

During the quarter, Human Genome Sciences entered into a license agreement with Genentech, Inc., under which Genentech acquired exclusive, worldwide patent rights to develop and commercialize therapeutic biologic products for human use based on a human gene discovered by Human Genome Sciences that may have potential applications in immunology, oncology and neurology. Under the agreement, Genentech also has acquired non-exclusive, worldwide rights for the development and commercialization of diagnostic and small molecule products for human use on the same gene. Human Genome Sciences received a payment in August and is entitled to receive annual license maintenance fees, clinical development milestone payments and royalties on annual net sales for therapeutic and diagnostic products successfully developed and commercialized.

GlaxoSmithKline, a partner of both MedImmune, Inc. and Human Genome Sciences, recently initiated clinical trials of a vaccine against Streptococcus pneumoniae. As part of the Company’s 1997 agreement with MedImmune, Human Genome Sciences received a clinical development milestone payment from MedImmune during the third quarter, and is entitled to receive future milestone payments as well as royalties on sales.

FINANCES AND FACILITIES

The first phase of construction at the Traville site is nearing completion. Last year, Human Genome Sciences consolidated the majority of its preclinical discovery and development functions into the Company’s Research and Development Center at 9800 Medical Center Drive, Rockville. With the occupancy of the first two buildings at the Traville site, Human Genome Sciences will bring its offices and remaining Research and Development functions together on one site. The third building at the Traville site will house a new Clinical Production facility, which will double the Company’s existing production capacity once the facility is operational in the first half of 2004. Construction of the third building is proceeding on schedule and on budget. Construction of a Large Scale Manufacturing Plant, on the Belward Research Campus of Johns Hopkins University, also is proceeding on schedule and on budget, and is expected to be ready for occupancy in 2005.

The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

PEOPLE

Human Genome Sciences also announced today that Robert D. Hormats, Vice Chairman, Goldman Sachs (International), has resigned from the Company’s Board of Directors due to a recently decided upon Goldman Sachs policy that managing directors of the firm should not serve as members of the boards of public companies.

Mr. Hormats said, “I have greatly enjoyed the years I have spent as a member of the Human Genome Sciences Board, and my association with the Company’s extremely dedicated and able management and scientific team. The great commitment that these people have made to the clinical advancement of new drugs is impressive. I am honored to have made a small contribution to their efforts to build a company that will produce real breakthroughs for the benefit of humanity.”

Dr. Haseltine said, “We are indebted to Bob Hormats for his many contributions, his years of service, and his friendship. We will miss his strategic counsel, which has been of great value to the progress of Human Genome Sciences. We wish him well, and we look forward to continuing our friendship in the years to come.”

CONFERENCE CALL

Human Genome Sciences will hold a conference call today to discuss this announcement. The conference call will be hosted by members of senior management at 10:00 a.m. Eastern Time.

Investors may listen to the call by dialing 719/867-0640 or 800/314-7867, meeting number 167192, five to ten minutes before the start of the call. A replay of the call will be available for several days by dialing 719/457-0820 or 888/203-1112, meeting number 167192.

The conference call also will be webcast. Interested parties who wish to listen to the webcast should visit the Human Genome Sciences website at www.hgsi.com. The archive of the conference call will be available approximately several hours after the conference call and will be available for several days.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based drugs to patients.

HGS, Human Genome Sciences, ABthrax, Albuferon, BLyS, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

For additional information on Human Genome Sciences, please visit our web site at www.hgsi.com. Health professionals interested in clinical studies involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

HUMAN GENOME SCIENCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2003	2002	2003	2002
	(dollars in thousands, except share and per share amounts)
Revenue - R&D
collaborative contracts	$ 1,242	$ 1,642	$ 3,526	$ 2,926
Costs and expenses:
Research and development	48,352	47,993	142,432	142,283
General and administrative	10,785	10,449	30,116	34,016
Total costs and expenses	59,137	58,442	172,548	176,299
Income (loss) from operations	(57,895)	(56,800)	(169,022)	(173,373)
Net interest income	10,207	13,885	32,625	45,660
Charge for impaired investment	—	(32,158)	—	(32,158)
Income (loss) before taxes	(47,688)	(75,073)	(136,397)	(159,871)
Provision for income taxes	—	—	—	—
Net income (loss) (a)	$ (47,688)	$ (75,073)	$ (136,397)	$ (159,871)
Net income (loss)
per share,
basic and diluted	$ (0.37)	$ (0.58)	$ (1.06)	$ (1.24)
Weighted average
shares outstanding,
basic & diluted	129,186,271	128,700,714	129,046,364	128,523,971
(a) The Company’s net income (loss) for the three and nine-month periods ended September 30, 2002 includes a one-time, non-cash charge. Excluding this item, pro forma net income (loss) is as follows:
Net income (loss), per above	$ (47,688)	$ (75,073)	$ (136,397)	$ (159,871)
Charge for impaired investment	—	32,158	—	32,158
Pro forma net income (loss)	$ (47,688)	$ (42,915)	$ (136,397)	$ (127,713)
Pro forma net income (loss) per share, basic and diluted	$ (0.37)	$ (0.33)	$ (1.06)	$ (0.99)
Weighted average shares outstanding	129,186,271	128,700,714	129,046,364	128,523,971

BALANCE SHEET DATA:
	September 30,	December 31,
	2003	2002
	(dollars in thousands)
Cash, cash equivalents and
short-term investments (b)	$1,315,538	$1,491,740
Total assets (b)	1,524,575	1,662,187
Total debt and capital lease,
less current portion	503,066	503,281
Total stockholders’ equity	963,811	1,100,553
(b) Includes $266,140 and $205,352 in restricted investments at September 30, 2003, and December 31, 2002, respectively.

SOURCE Human Genome Sciences, Inc.
-0- 10/28/2003
/CONTACT: Steven C. Mayer, Senior Vice President and Chief Financial Officer, +1-301-309-8504, Jerry Parrott, Vice President, Corporate Communications, +1-301-315-2777, or Kate de Santis, Director, Investor Relations, +1-301-251-6003, all of Human Genome Sciences, Inc./
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CO: Human Genome Sciences, Inc. ST: Maryland IN: BIO MTC SU: ERN CCA PER